FOR:	THE SPORTSMAN’S GUIDE
411 Farwell Avenue
	South Saint Paul, Minn. 55075	FOR IMMEDIATE RELEASE
NASDAQ NMS: SGDE

CONTACT:	William P. Bartkowski
MeritViewPartners
612.605.8616

THE SPORTSMAN’S GUIDE PROVIDES SECOND QUARTER GUIDANCE;
NET SALES AND EPS TO BE HIGHER THAN ESTIMATES

Strong Contribution from The Golf Warehouse and Strong Sales Growth at The Sportsman’s Guide Fuel
What’s Expected to Lead to Record Q2 Results

     South St. Paul, Minn. (7/19/05) — The Sportsman’s Guide, Inc. (Nasdaq NMS: SGDE) today reported that net sales and fully diluted earnings per share for the second quarter will be higher than current average estimates and well above the levels reported one year ago. Net sales for the quarter ended June 30, 2005 are now expected to be in range of $63 to $64 million, compared with net sales of $39.6 million for the same period one year ago and current average estimates of $56.0 million. Fully diluted earnings per share are now expected to be in a range from $0.28 to $0.30 per share, compared to earnings per share of $0.16 for the same period one year ago and current average estimates of $0.20 per share. The earnings per share numbers for 2004 have been restated to reflect the Company’s recently announced change in accounting policy for Buyer’s Club revenues and adjusted to reflect the 3-for-2 stock split, distributed April 15, 2005.

     Gregory R. Binkley, President and Chief Executive Officer of the Company, stated, “Our anticipated record second quarter results are due to the strong performance and significant contribution from our golf business at TGW and increasing Internet—related sales at TSG.”

     The Company also noted that it would be releasing the full results of the quarter and holding a conference call in mid-August. It expects to announce the date and time of the conference call in the next week or so.

     The Sportsman’s Guide is an Internet and catalog retailer offering value-priced outdoor gear and general merchandise, with a special emphasis on outdoor clothing, outdoor equipment, golf apparel and equipment and footwear. The Company sells through both Internet Web sites and catalogs. The Company’s Web sites include www.sportsmansguide.com, www.tgw.com and www.bargainoutfitters.com.

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This release contains forward looking statements which are subject to change based on various important factors, including but not limited to general economic conditions, a changing market environment for the Company’s products and the market acceptance of the Company’s catalogs, Internet sites and offerings.

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